Annual and Special Meeting of Holders of
Trust Units

May 10, 2004

REPORT OF VOTING RESULTS
National Instrument 51-102 -Continuous Disclosure Obligations Section 11.3

Matters Voted Upon

Votes by Ballot
Annual Meeting Matters			Outcome of Vote	Votes For	Votes Withheld
1.	The election of the following nominees as		Passed	-	-
directors of Provident Energy Ltd. to hold
office until the close of the next annual
meeting or until their successors are elected
or appointed:
	(a)	Grant D. Billing
	(b)	Thomas W. Buchanan
	(c)	Randall J. Findlay
	(d)	Norman R. Gish
	(e)	Bruce R. Libin
	(f)	Dr. Robert Mitchell
	(g)	Byron J. Seaman
	(h)	M.H. (Mike) Shaikh
	(i)	Jeffrey T. Smith
	(j)	John B. Zaozirny
2.	The appointment of PricewaterhouseCoopers	Passed	-
	LLP, Chartered Accountants, as auditors of
	Provident Energy Trust to hold office until
	the close of the next annual meeting.

			Votes by Ballot
Special Meeting Matters		Outcome of Vote	Votes For	Votes Against
1.	The approval of an amendment to the Trust	Passed	12,373,303	4,204,666
	Unit Option Plan to increase the number of	(74.64%)
	Trust Units reserved for issuance under the
	Trust Unit Option Plan to 8,000,000 Trust
	Units.

2.	The re-appointment of Computershare Trust	Passed	-
	Company of Canada as trustee of Provident
	Energy Trust to hold office until the next
	annual meeting.